Exhibit 99.1

ActiveCare, Inc. Secures $10 Million Financing

SALT LAKE CITY, October 18, 2011 -- ActiveCare, Inc. (ACAR.OB) a leader in senior care technology, announces a $10 million equity line of credit funding commitment from a consortium of European investors lead by Sapinda, Ltd.  The terms of the funding agreement is in the form of an equity line of credit with $5 million being funded by November 15, 2011 and the remainder to be taken down by the Company at its option once certain business development milestones have been achieved.  The pricing of the first $5 million is $.50 per share.  Future draws on the equity line, if any, will be at prices that are the greater of a 30% discount to market or $.50 per share.

This $10 million equity line of credit is expected to facilitate the execution of the Company’s business plan which is intended to strategically align ActiveCare as a leader in the senior care market.  The funding available under the equity line of credit should enable the Company to complete several strategic initiatives, including completing a significant R&D project, realigning the sales force to take advantage of the economic opportunity, and streamlining operations to more effectively service their customers, among others.

“I am pleased with the support that we have received from the investment community that will enable us to focus our efforts on building ActiveCare into becoming the leader in assisting seniors in staying in their own homes another three to five years,” stated David S. Boone, ActiveCare’s newly appointed Chief Executive Officer.  “I look forward to continually updating the investment community on our progress and execution which will be made over the coming weeks and months,” concluded Mr. Boone.

With headquarteres in both London and Berlin, Sapinda, Ltd. is a global investment group with more than a dozen offices worldwide.  Already a significant shareholder in ActiveCare, Sapinda has been granted the right to appoint two directors to the Company’s Board of Directors as part of its equity line of credit funding agreement.

About ActiveCare:

ActiveCare, Inc., (www.activecare.com) is the service leader in care for the elderly, disabled or chronically ill providing deserved freedom while allowing members to remain living independently longer. ActiveCare’s technologies include the ActiveCare CareCenter, the ActiveWatch™ or ActiveOne+™ PAL, the Active Home and the ActivePortal.

The ActiveCare solution incorporates technologies that allow a member to be monitored on the go or within their own home.  ActiveCare’s patented, one button emergency cell phone allows their members and their family or caregivers to have the peace of mind that ActiveCare's 24/7 CareCenter is there if needed.  ActiveCare's GPS technology, transmitted through the ActiveWatch™ or ActiveOne+™ PAL can track patients’ movements, locate them in times of emergency or crisis, and provides location for emergency response personnel.  With our technology, members can instantly contact a CareSpecialist with the press of a button or automatically when a fall occurs.

In addition, ActiveCare has developed solutions that allow seniors or the chronically ill to have their health conditions monitored by ActiveCare’s CareSpecialist in the ActiveCare CareCenter. Through ActiveCare's sensor technologies, coupled with the CareCenter, ActiveCare can track vital signs such as heart rate, blood pressure, weight, and glucose levels and connect patients to on-call nursing or other professional caregivers.

Headquartered in Salt Lake City, Utah, ActiveCare is committed to providing consistent excellence in quality and safety as well as friendly care for members and caregivers, alike. To learn more about ActiveCare, Inc. visit www.activecare.com or contact investor/media relations at 877-862-5553.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, the actual availability of funds under the equity line of credit, governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our marketing expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

SOURCE ActiveCare, Inc.